Exhibit 99.1

                   Knology Reports 43.7% Increase in Revenue,
                72.7% EBITDA Growth and Raises Guidance for 2007

     WEST POINT, Ga.--(BUSINESS WIRE)--Aug. 7, 2007--Knology, Inc. (Nasdaq:
KNOL):

     Second Quarter Highlights:

     -- Closed the $255 million acquisition of PrairieWave on April 3, 2007, delivering significant increases in key operating and financial metrics.

     -- Revenue increased to $92.1 million (see Note 1 below) for the second quarter 2007, representing a 43.7% increase compared to the same period one year ago.

     -- EBITDA, as adjusted, increased to $28.5 million (see Note 1 below) for the second quarter 2007, representing an increase of 72.7% compared to the same period in 2006.

     -- Achieved EBITDA margin of 31.0% for the second quarter, representing a significant increase compared to 25.8% in the same period in 2006.

     -- Continued success of selling advanced video services with a 64% increase in high definition and DVR set top boxes deployed as of June 30, 2007, compared to June 30, 2006.

     -- Added 155,281 net connections during the period, ending the quarter with 626,852 connections.

     -- Closed a $555 million term loan on April 3, 2007 in connection with the PrairieWave transaction, providing an efficient capital structure with a significantly lower cost of capital that will facilitate the maximization of free cash flow.

     -- Raising Knology legacy EBITDA, as adjusted, guidance from $80 million to $83 million, resulting in actual consolidated 2007 EBITDA, as adjusted, guidance of $108 million and pro forma EBITDA, as adjusted, of $117 million, assuming the PraireWave transaction closed on January 1, 2007. 2007 pro forma free cash flow of $35 million (versus previous estimate of $30 million) assumes a January 1, 2007 closing of the PrairieWave acquisition and the related $555 million financing transaction.

     Note 1: These amounts exclude the first three days of the quarter of the PrairieWave business due to the April 3 transaction closing date. The revenue and EBITDA excluded for the three days approximates $770,000 and $285,000, respectively.

     Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the second quarter ended June 30, 2007. Total revenue for the second quarter of 2007 was $92.1 million compared to revenue of $69.0 million for the previous quarter and $64.1 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $28.5 million for the second quarter of 2007 compared to $19.3 million in the previous quarter and $16.5 million in the second quarter of 2006. Both revenue and EBITDA results represent all time highs for the company.

     Knology reported a loss attributable to common stockholders for the second quarter of 2007 of $5.6 million or $(0.16) per share, excluding the one-time, non-operating charge for the early extinguishment of debt related to the payoff of the first and second lien term loans prior to maturity in connection with the financing of the PrairieWave acquisition, compared with a net loss of $6.7 million, or $(0.19) per share for the previous quarter and $10.2 million, or $(0.42) per share for the second quarter of 2006. Including the non-operating loss on extinguishment of debt, the net loss for the second quarter of 2007 was $33.0 million, or $(0.94) per share.

     Total connections increased 155,281 for the second quarter of 2007 to 626,852 as of quarter end. The company added 43,251 data connections, 68,140 voice connections and 43,890 video connections during the quarter. Average monthly revenue per connection was $48.99, compared to $47.89 for the second quarter of 2006 and $49.16 in the previous quarter. Average monthly connection churn was 3.0%, compared to churn of 2.8 % for the same period one year ago.

     On April 3, 2007, Knology closed the $255 million acquisition of PrairieWave Communications, the leading broadband services provider in communities surrounding Rapid City and Sioux Falls, South Dakota, including areas of Minnesota and Iowa. Knology funded the acquisition and related transaction costs with a portion of a new $555 million first lien term loan. The remaining proceeds of the new first lien facility were used to refinance the company's then-existing first lien and second lien term loans, including transaction expenses. The new credit agreement also includes a $25 million revolving facility, of which no amount is currently drawn.

     "The combination of solid growth in the legacy Knology business and the highly accretive nature of the PrairieWave acquisition, resulted in the best quarter in the history of the company," said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. "We are pleased that we were able to close the PrairieWave transaction early in the year, and we are excited about the progress that both our

     Southeast and Midwest employees have made integrating the two businesses along with the better than expected synergies that should benefit our shareholders in future periods. Our focus on continued growth in our business, including the organic growth in legacy Knology, has allowed us to raise our outlook for 2007 EBITDA."

     M. Todd Holt, Chief Financial Officer of Knology, Inc. added, "The timing of the financing transaction in early April has allowed the Company to establish a long term, efficient capital structure. The floating rate has been fixed through a swap transaction resulting in a 7.25 % cost of debt. The EBITDA and capital expenditures outlook for our business, along with the cash interest requirements of the new term loan, positions the company to deliver substantial free cash flow in 2007 and beyond."


Second Quarter Key Operating Metrics



                                                                 %
                                                                Change
                                              Q2        Q2     vs. Q2
                                             2007      2006     2006
                                           --------- --------- -------
Marketable Homes Passed                     883,401   753,769   17.2 %

Connections
  Video                                     224,766   177,410   26.7 %

  Voice
    On-Net                                  226,035   151,794   48.9 %
    Off-Net                                   6,077     6,239   (2.6)%
                                           --------- --------- -------
      Total Telephone                       232,112   158,033   46.9 %

  Data
    High Speed Data                         166,429   114,633   45.2 %
    Dial-Up                                   3,545         0      -
                                           --------- --------- -------
      Total Data                            169,974   114,633   48.3 %

Total On-Net Connections                    617,230   443,837   39.1 %
Total Connections                           626,852   450,076   39.3 %

Residential Connections                     542,443   402,175   34.9 %
Business Connections                         84,409    47,901   76.2 %

Average Monthly Revenue
  Per Connection                           $  48.99  $  47.89
Average Monthly Connection
  Churn                                         3.0%      2.8%


     For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

     Conference Call and Replay

     Knology has scheduled a conference call to discuss the results of the second quarter 2007, which will be broadcast live over the Internet, on Wednesday, August 8, 2007 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology's website at www.knology.com or www.earnings.com. An audio archive will be available on Knology's website at www.knology.com or www.earnings.com for approximately seven days. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Friday, August 10, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. # 6823260.

     About Knology

     Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology's fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

     Information about Forward-Looking Statements

     This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation,
(1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed,
(5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements.

     Definitions of Non-GAAP Financial and Operating Measures

     We provide financial measures generated using generally accepted accounting principles ("GAAP") and using adjustments to GAAP ("Non-GAAP"). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

     In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock-based compensation; adjustment of interest rate cap agreement; adjustment of warrants to market; restructuring expense; loss on early extinguishment of debt; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three and six month periods ended June 30, 2006 and 2007 is attached to this press release. We also disclose EBITDA margin, which is equal to EBITDA, as adjusted, divided by total revenue.

     The other operating metrics used in this release include the following:

     -- Marketable Homes Passed - We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. "Marketable homes passed" are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

     -- Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.

     -- On-net/Off-net connections - All of our video and data connections are provided over our networks. Our voice connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to telephone connections provided over telephone lines leased from third parties.

     -- Average Monthly Revenue Per Connection - The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.

     -- Average Monthly Connection Churn - The Average Monthly Connection Churn is the total churn for a month divided by the average number of connections for that month, expressed as a percentage.


                            Knology, Inc.
                Consolidated Statements of Operations
                             (Unaudited)
           (In Thousands, Except Share and Per Share Data)


                      Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                   ------------------------- -------------------------
                       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------

Total Revenue           92,107       64,113      161,126      126,812

Direct costs            27,642       18,888       48,121       37,402
Selling, general
 and
 administrative
 expenses               36,707       29,128       66,377       58,557
Depreciation and
 amortization           22,015       16,465       38,721       33,849
Refinancing
 expense                     0        1,518            0        1,518
                   ------------ ------------ ------------ ------------
Operating income
 (loss)                  5,743       (1,886)       7,907       (4,514)

Interest income            115          102          242          189
Interest expense       (11,091)      (9,048)     (19,247)     (17,667)
Loss on debt
 extinguishment        (27,375)           0      (27,375)           0
Gain (loss) on
 interest rate
 hedge instrument         (303)       1,141         (758)       1,868
Loss on adjustment
 of warrant to
 market                    (85)        (169)        (373)        (391)
Other income
 (expense)                  (2)          13          (87)          (6)
                   ------------ ------------ ------------ ------------
Net loss           $   (32,998) $    (9,847) $   (39,691) $   (20,521)
Preferred stock
 dividend                    0         (355)           0         (747)
                   ------------ ------------ ------------ ------------
Net loss
 attributable to
 common
 stockholders      $   (32,998) $   (10,202) $   (39,691) $   (21,268)
                   ============ ============ ============ ============

Basic and diluted
 net loss per
 share att. to
 common
 stockholders      $     (0.94) $     (0.42) $     (1.14) $      (.87)
                   ============ ============ ============ ============

Weighted average
 shares
 outstanding        35,052,896   24,547,736   34,953,396   24,479,106
                   ============ ============ ============ ============


                            Knology, Inc.
                Condensed Consolidated Balance Sheets
                            (In Thousands)



                                                  6/30/07
ASSETS                                          (unaudited) 12/31/2006
                                                ----------- ----------

Current assets:
Cash and cash equivalents                        $  22,111  $  11,577
Restricted cash                                        590      1,620
Accounts receivables, net                           29,726     22,511
Prepaid expenses and other                           3,312      2,509
                                                ----------- ----------
  Total current assets                              55,739     38,217

Property, plant & equipment, net                   423,550    243,831
Investments                                          2,451      1,243
Debt issuance costs                                 12,548      9,912
Interest rate hedge instrument                       4,219      1,474
Goodwill, intangible assets and other              122,765     41,884
                                                ----------- ----------

  Total assets                                   $ 621,272  $ 336,561
                                                =========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of notes payable                 $   6,028  $   2,302
Accounts payable                                    22,911     19,076
Accrued liabilities                                 22,425     15,525
Unearned revenue                                    15,270     10,984
                                                ----------- ----------
  Total current liabilities                         66,634     47,887

Notes payable                                      551,659    270,711
Deferred income tax liability                       17,731          0
Warrants                                               963        590
                                                ----------- ----------
  Total liabilities                                636,987    319,188

Common stock                                           352        348
Additional paid in capital                         586,397    584,017
Comprehensive income                                 4,219          0
Accumulated deficit                               (606,683)  (566,992)
                                                ----------- ----------
  Total stockholders' equity                       (15,715)    17,373
                                                ----------- ----------
    Total liabilities and stockholders' equity   $ 621,272  $ 336,561
                                                =========== ==========


                            Knology, Inc.
          Reconciliation of EBITDA, As Adjusted to Net Loss
                             (Unaudited)
                            (In Thousands)


                       Three months Three months Six months Six months
                          ended        ended       ended      ended
                         June 30,     June 30,    June 30,   June 30,
EBITDA, as adjusted
 reconciliation            2007         2006        2007       2006
----------------------------------------------------------------------
Net loss                  $(32,998)     $(9,847)  $(39,691)  $(20,521)
Depreciation and
 amortization               22,015       16,465     38,721     33,849
Non-cash stock-based
 compensation                  537          412        995      1,204
Restructuring expense          218            0        218          0
Refinancing expense              0        1,518          0      1,518
Interest expense, net       10,976        8,946     19,005     17,478
Adjustment of interest
 rate cap to market            303       (1,141)       758     (1,868)
Adjustment of warrants
 to market                      85          169        373        391
Loss on early
 extinguishment of
 debt                       27,375            0     27,375          0
Other income (expense)           2          (13)        87          6
                       ------------ ------------ ---------- ----------
EBITDA, as adjusted       $ 28,513      $16,509   $ 47,841   $ 32,057
                       ============ ============ ========== ==========


     CONTACT: Knology, Inc.
              M. Todd Holt, Chief Financial Officer, 706-645-8752 todd.holt@knology.com